ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

AZL® FEDERATED CLOVER SMALL VALUE FUND
(formerly, AZL Franklin Small Cap Value Fund)

5701 Golden Hills Drive
Minneapolis, Minnesota 55416-1297

April 30, 2012

Dear Contract Owner:

We are sending you this information statement because you own a variable annuity contract or a variable life insurance policy issued by Allianz Life Insurance Company of North America or Allianz Life Insurance Company of New York. As a contract owner, you are an indirect participant in the Fund listed above. There is no action required on your part.

We want to inform you of a change affecting the Fund; the Board of Trustees of the Allianz Variable Insurance Products Trust approved a new subadviser and a new name for the Fund.

Effective February 25, 2012, Federated Global Investment Management Corp., operating primarily through its Federated Clover Investment Advisors division, serves as subadviser to the Fund, replacing Franklin Advisory Services, LLC, and the Fund was renamed “AZL Federated Clover Small Value Fund.” The Board took this action on the recommendation of Allianz Investment Management LLC, the Fund’s investment manager. The investment manager’s recommendation was based on several factors, including:

•	The Fund’s past performance;

•	The performance of Federated’s portfolio management team in managing a fund that is similar to the Fund;

•	The depth and experience of Federated’s portfolio management team;

•	The reputation, philosophy, process, financial strength and resources of Federated; and

•	The fact that following the change the Fund’s shareholder fee structure will remain unchanged.

The Board took this action pursuant to an exemptive order received by the Trust and the manager from the U.S. Securities and Exchange Commission that permits the Board generally to approve a change in the Fund’s subadviser, upon recommendation of the manager, without shareholder approval.

Please take the time to review the enclosed information statement which describes these changes to the Fund. We are not asking you for a proxy and you are requested not to send us a proxy. If you have any questions, please feel free to contact the Allianz Service Center at (800) 624-0197.

Sincerely,

                                                                                                    /s/ Brian Muench

Brian Muench

President

Allianz Variable Insurance Products Trust

ALLIANZ VARIABLE INSURANCE PRODUCTS TRUST

AZL® FEDERATED CLOVER SMALL VALUE FUND

(formerly, AZL Franklin Small Cap Value Fund)

5701 Golden Hills Drive

Minneapolis, Minnesota 55416-1297

April 30, 2012

INFORMATION STATEMENT

INTRODUCTION

This information statement is being sent on behalf of the Board of Trustees (the “Board” or the “Trustees”) of Allianz Variable Insurance Products Trust (the “Trust”) by Allianz Life Insurance Company of North America and Allianz Life Insurance Company of New York (together, “Allianz”) to owners of certain variable annuity contracts or variable life insurance policies (“Contracts”) issued by Allianz.

At an in-person meeting held on December 7, 2011, the Board considered a recommendation by Allianz Investment Management LLC (the “Manager”), the investment manager to the AZL Franklin Small Cap Value Fund (the “Fund”), to (a) approve a subadvisory agreement (the “Federated Agreement”) between the Manager and Federated Global Investment Management Corp. (“Federated”), pursuant to which Federated, operating primarily through its Federated Clover Investment Advisors division, would replace Franklin Advisory Services, LLC (“Franklin”) as subadviser to the Fund, and (b) change the name of the Fund to “AZL Federated Clover Small Value Fund.” At the December 7 meeting, the Board voted unanimously to approve the Federated Agreement, which became effective as to the Fund on February 25, 2012. At the meeting, the Board reviewed materials furnished by the Manager pertaining to Federated and the Federated Agreement.

Federated Advisory Services Company (“FASC”), an affiliate of Federated, provides research, quantitative analysis, equity trading and transaction settlement and certain support services to Federated pursuant to a services agreement (the “FASC Agreement”) between Federated and FASC. The fee for the services provided by FASC is paid by Federated, and not by the Fund or the Manager. The Board approved the FASC Agreement at its meeting on February 24, 2012.

The Board approved the Federated Agreement, and the FASC Agreement, without shareholder approval pursuant to an exemptive order issued to the Trust and the Manager by the U.S. Securities and Exchange Commission (the “SEC”) on September 17, 2002 (the “Order”). The Order permits the Board, upon the recommendation of the Manager, to hire new subadvisers and to make certain other changes to existing subadvisory agreements, without obtaining shareholder approval.

Pursuant to the terms of the Order, this information statement is being provided to owners of Contracts who, by virtue of their ownership of the Contracts, beneficially owned shares of the Fund at the close of business on April 2, 2012. This information statement describes the circumstances surrounding the Board’s approval of the Federated Agreement and provides you with an overview of the terms of the Federated Agreement. You do not need to take any action; this statement is provided for information only.

WE ARE NOT ASKING YOU FOR A PROXY,

AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

BACKGROUND INFORMATION

Allianz Variable Insurance Products Trust (the “Trust”)

The Trust is a Delaware statutory trust of the series type organized under an Agreement and Declaration of Trust dated July 13, 1999, and is registered with the SEC under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. The Trust is comprised of 30 separate investment portfolios, including the Fund, each of which is, in effect, a separate mutual fund.

Shares of the Fund, which are subject to a 12b-1 distribution fee in the amount of 0.25% of average daily net assets, are available for certain Contracts that offer the Fund as an investment option. In addition, the Allianz Variable Insurance Products Fund of Fund Trust (the “FOF Trust”) may invest in shares of the Fund.

The Trust and the FOF Trust currently offer their shares only to one or more separate accounts of Allianz as funding vehicles for the Contracts issued by Allianz through the separate accounts. The Trust does not offer its shares directly to the public. Each separate account, like the Trust, is registered with the SEC as an investment company, and a separate prospectus, which accompanies the prospectus for the Trust, describes the Contracts issued through the separate accounts.

Administrator and Principal Underwriter

Citi Fund Services Ohio, Inc. (“CFSO”), whose principal location is 3435 Stelzer Road, Columbus, Ohio 43219, serves as administrator, transfer agent and fund accountant to the Fund pursuant to an Amended Services Agreement dated January 1, 2011. Services provided by CFSO include providing office space, equipment, and clerical personnel to the Fund and supervising custodial, auditing, valuation, bookkeeping, and dividend disbursing services.

Allianz Life Financial Services, LLC (“ALFS”), whose principal business address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416, serves as the Fund’s principal underwriter. ALFS is affiliated with the Manager.

ALFS receives 12b-1 fees directly from the Fund, plus a Trust-wide annual fee of $42,500, paid by the Manager from its profits and not by the Trust, for recordkeeping and reporting services. For the fiscal year ended December 31, 2011, the Fund paid ALFS $536,056 in 12b-1 fees.

Pursuant to separate agreements between the Fund and the Manager, the Manager provides a Chief Compliance Officer (“CCO”) and certain compliance oversight and filing services to the Trust. Under these agreements the Manager is entitled to an amount equal to the portion of the compensation and certain other expenses related to the individuals performing the CCO and compliance oversight services, as well as $75.00 per hour for time incurred in connection with the preparation and filing of certain documents with the Securities and Exchange Commission. The fees are paid to the Manager on a quarterly basis. For the fiscal year ended December 31, 2011, the Fund paid the Manager administrative and compliance service fees of $12,013.

Allianz Investment Management LLC (the “Manager”)

The Manager serves as the Trust’s investment manager pursuant to an investment management agreement originally approved by the Board on April 11, 2001 (the “Management Agreement”). Pursuant to a subadvisory agreement dated April 12, 2005, between the Manager and Franklin (the “Franklin Agreement”), Franklin served as the Fund’s subadviser until Federated began serving as the Fund’s subadviser on February 25, 2012.

The Fund’s initial sole shareholder, Allianz Life Insurance Company of North America, approved the Management Agreement and a portfolio management agreement between the Manager and the Fund’s initial subadvisers, PIMCO Advisors Retail Holdings LLC and NFJ Investment Group LP, with respect to the Fund on May 1, 2003. Because the Fund’s initial sole shareholder approved the Management Agreement and the Fund’s initial subadvisory agreement, it has not been necessary for the Fund subsequently to seek shareholder approval of the subadvisory agreements.

The Manager is a registered investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”). The Manager is a wholly owned subsidiary of Allianz Life Insurance Company of North America, and its principal business address is 5701 Golden Hills Drive, Minneapolis, Minnesota 55416.

The Manager is responsible for the overall management of the Trust and for retaining subadvisers (and sub-subadvisers) to manage the assets of each fund of the Trust according to its investment objective and strategies. The Manager has engaged one or more subadvisers for each fund of the Trust to act as each fund’s investment subadviser and provide day-to-day portfolio management. As part of the Manager’s duties to recommend and supervise fund subadvisers, the Manager is responsible for communicating performance expectations to the subadviser, evaluating the subadviser, and recommending to the Board whether the subadviser’s contract with the Trust should be renewed, modified, or terminated. The Manager regularly provides written reports to the Board describing the results of its evaluation and monitoring functions.

The Fund pays the Manager a fee at an annual rate of 0.75% based on average daily net assets, computed daily and paid monthly, for the services provided and expenses assumed by the Manager pursuant to the Management Agreement.

The Manager also has entered into a separate agreement (the “Expense Limitation Agreement”) with the Fund pursuant to which the Manager has agreed to waive or limit its fees and to assume other expenses to the extent necessary to limit the Fund’s total annual fund operating expenses, as a percentage of average daily net assets, to 1.35%, through at least April 30, 2013.

Section 15(a) of the 1940 Act generally requires that a majority of a fund’s outstanding voting securities approve any subadvisory agreement for the Fund. However, the Order permits the Board generally to approve a change in the Fund’s subadviser, or to make certain other changes to existing subadvisory agreements, upon the recommendation of the Manager, without shareholder approval. Pursuant to the Order, the Manager may change subadvisers or make certain other changes to existing subadvisory agreements without imposing the costs and delays of obtaining shareholder approval.

Investment Subadviser

Replacement of Franklin with Federated

At a meeting held on December 7, 2011, the Board considered a recommendation by the Manager to (a) approve a subadvisory agreement between the Manager and Federated, whereby Federated would replace Franklin as subadviser to the Fund, and (b) change the name of the Fund to “AZL Federated Clover Small Value Fund.” At the December 7 meeting, the Board reviewed materials furnished by the Manager pertaining to Federated and the Federated Agreement and voted unanimously to approve the Federated Agreement, with respect to the Fund, at an effective date to be selected by officers of the Trust. The Federated Agreement became effective as to the Fund on February 25, 2012.

Federated manages the Fund primarily through Federated Clover Investment Advisors, a division of Federated. The address of Federated is 450 Lexington Avenue, Suite 3700, New York, NY 10017-3943. FASC, an affiliate of Federated, provides research, quantitative analysis, equity trading and transaction settlement and certain support services to Federated. The fee for services provided by FASC is paid by Federated, and not by the Fund. The address of FASC is Federated Investors Tower, 1001 Liberty Avenue, Pittsburgh, PA 15222-3779. Federated and FASC are subsidiaries of Federated Investors, Inc.

Federated advises approximately 19 equity mutual funds (including subadvised funds) as well as a variety of separately managed accounts, institutional separate accounts and private investment companies and other pooled investment vehicles (including non-U.S./offshore funds) which totaled approximately $7.6 billion in assets as of December 31, 2011. Federated and other subsidiaries of Federated Investors, Inc. advise approximately 134 equity, fixed-income and money market mutual funds as well as a variety of other customized separately managed accounts and private investment companies and other pooled investment vehicles (including non-U.S./offshore funds) which totaled approximately $369.7 billion in assets as of December 31, 2011. Federated Investors, Inc. was established in 1955 and is one of the largest investment managers in the United States with approximately 1,352 employees.

The names and principal occupations of the directors and principal executive officers of Federated at December 31, 2011, are set forth in the following table. The address of each such individual is 450 Lexington Avenue, Suite 3700, New York, NY 10017-3943, which is also the mailing address of Federated.

Name	Principal Occupation

J. Christopher Donahue
Mr. Donahue is Director and Chairman of Federated. Mr. Donahue serves as President, Chief Executive Officer and Director, Federated Investors, Inc. Mr. Donahue is also: Director or Trustee of the Funds in the Federated Fund Complex; Principal Executive Officer and President of a majority of the Funds in the Federated Fund Complex; Chairman and Director/Trustee, FASC; Federated Equity Management Company of Pennsylvania; Federated Investment Management Company, and Federated MDTA LLC; Trustee, Federated Investment Counseling; Chairman, Passport Research, Ltd. Mr. Donahue also serves in various director and/or officer capacities for other subsidiary companies of Federated Investors, Inc.

Thomas R. Donahue
Mr. Donahue is Director and Treasurer of Federated. Mr. Donahue serves as Treasurer, Chief Financial Officer and Vice President of Federated Investors, Inc. Mr. Donahue is also: Director/Trustee and Treasurer of FASC, Federated Equity Management Company of Pennsylvania, Federated Investment Counseling and Federated Investment Management Company; Director, Federated MDTA LLC. Mr. Donahue also serves in various director and/or officer capacities for other subsidiary companies of Federated Investors, Inc.

John B. Fisher
Mr. Fisher is Director, President/Chief Executive Officer of Federated. Mr. Fisher serves as Vice President of Federated Investors, Inc. Mr. Fisher is also: Principal Executive Officer and President of some of the Funds in the Federated Fund Complex. Mr. Fisher is President/CEO and Director/Trustee of FASC, Federated Equity Management Company of Pennsylvania, Federated Investment Counseling, Federated Investment Management Company, Federated MDTA LLC and President/PEO of Passport Research, Ltd. Mr. Fisher also serves in various director and/or officer capacities for other subsidiary companies of Federated Investors, Inc.

G. Andrew Bonnewell
Mr. Bonnewell is Secretary and Vice President of Federated. Mr. Bonnewell is also: Secretary and Vice President of FASC, Federated Equity Management Company of Pennsylvania, Federated Investment Counseling, Federated Investment Management Company and Passport Research, Ltd. Mr. Bonnewell also serves in various officer capacities for other subsidiary companies of Federated Investors, Inc.

Stephen F. Auth
Mr. Auth is Executive Vice President of Federated. Mr. Auth is a CFA and serves as Chief Investment Officer of some of the Funds in the Federated Fund Complex and oversees all of Federated’s equity and asset allocation products globally. Mr. Auth is also: Executive Vice President of FASC, Federated Equity Management Company of Pennsylvania, and Federated Investment Counseling.

Brian P. Bouda
Mr. Bouda is Chief Compliance Officer of Federated. Mr. Bouda is Vice President and Chief Compliance Officer of Federated Investors, Inc. and its subsidiary companies. Mr. Bouda is Compliance Officer of the Funds in the Federated Fund Complex.

Stephen K. Gutch and Lawrence R. Creatura are the portfolio managers of the Fund.

Stephen Gutch, Senior Vice President at Federated, conducts investment research in the Financial Services sector and is jointly responsible for the day-to-day management of the Fund. Prior to joining Federated Investors, Inc., Mr. Gutch was employed with Clover Capital Management, Inc. (“Clover”) where he served as Director of Research, overseeing the firm’s portfolio management effort, and co-manager of Clover’s small-cap value strategy. Prior to joining Clover in 2003, Mr. Gutch worked for Continental Advisors, LLC where he was managing director for the firm’s financial services hedge fund. Previous to this, Mr. Gutch managed the financial services portfolio at Fulcrum Investment Group, LLC in Chicago for five years. Mr. Gutch earned a B.A. in Economics from the University of Rochester and an M.B.A. from the William E. Simon Graduate School of Business Administration, also at the University of Rochester. Mr. Gutch has received the Chartered Financial Analyst designation.

Lawrence Creatura, Vice President at Federated, conducts equity research in the Consumer Discretionary, Consumer Staples and Technology sectors and is jointly responsible for the day-to-day management of the Fund. Prior to joining Federated Investors, Inc., Mr. Creatura was employed with Clover where he co-managed the small-cap value and small-mid-cap value investment strategies. Prior to joining Clover in 1994, Mr. Creatura worked in laser research and development for industrial and medical applications. He received a B.S. from the University of Rochester, Institute of Optics and earned his M.B.A. in Finance and International Management, also from the University of Rochester. Mr. Creatura has received the Chartered Financial Analyst designation.

No person who is an officer or trustee of the Trust is an officer, employee, or director of Federated.

Federated currently serves as investment adviser or subadviser for the following funds, which are registered with the SEC under the 1940 Act and have an investment objective substantially similar to the investment objective of the Fund:

Fund	Rate of Management Fee	Management Fee Waiver or Expense Reimbursement	Net Assets at December 31, 2011
Federated Clover Small Value Fund	0.90%	*	$254 million
MassMutual Select Small Company Value Fund	0.60% on first $100 million 0.55% on next $100 million 0.50% on assets in excess of $200 million	N/A	$464 million**
*
Federated and its affiliates have voluntarily agreed to waive their fees and/or reimburse expenses so that the total annual fund operating expenses (excluding Acquired Fund Fees and Expenses) paid by the Fund’s A, C, R and IS classes (after the voluntary waivers and/or reimbursements) will not exceed 1.26%, 2.01%, 1.51% and 1.01% (the “Fee Limit”), respectively, up to but not including the later of (the “Termination Date”): (a) December 1, 2012; or (b) the date of the Fund’s next effective Prospectus.  While the Adviser and its affiliates currently do not anticipate terminating or increasing these arrangements prior to the Termination Date, these arrangements may only be terminated or the Fee Limit increased prior to the Termination Date with the agreement of the Fund’s Board of Trustees.

** Federated serves as subadviser with respect to only a portion of these assets ($180 million).

INVESTMENT SUBADVISORY AGREEMENT

Information Concerning the Federated Agreement

The Federated Agreement is materially the same as the Franklin Agreement and requires Federated to perform essentially the same services as provided previously by Franklin. Accordingly, the Fund will receive subadvisory services from Federated that are substantially the same as those provided by Franklin.

The Federated Agreement provides that, subject to supervision by the Manager and the Board, Federated shall have discretion to manage the investment of the Fund’s assets in accordance with the applicable limits and requirements set forth in (i) the Fund’s prospectus and statement of additional information, (ii) reasonable instructions and directions of the Manager and the Board communicated to Federated in writing, (iii) the requirements of the 1940 Act, the Internal Revenue Code of 1986 and all other applicable federal and state laws and regulations, (iv) the procedures and standards established in accordance with the Management Agreement to the extent communicated to Federated in writing, and (v) any of Federated’s policies and procedures as communicated to the Fund or the Manager.

Federated is responsible to vote, or abstain from voting, all proxies with respect to companies whose securities are held by the Fund in accordance with Federated’s proxy voting guidelines and procedures.

Federated selects the broker-dealers (including broker-dealers affiliated with the Manager or Federated) through which the Fund will place investment orders in accordance with Federated’s policies and procedures as in effect from time to time, provided that such orders are consistent with the brokerage policy set forth in the Fund's Prospectus and Statement of Additional Information, or approved by the Board, to the extent any such brokerage policy is communicated to Federated in writing, and such orders conform to federal securities laws and are consistent with Federated’s responsibility to seek best execution. In assessing the best execution available for any transaction, Federated may, to the extent permitted by applicable law, consider the research and other services provided by, and the financial responsibility of, the broker-dealer.

When Federated deems the purchase or sale of a security to be in the best interest of the Fund as well as one or more of its or its affiliates’ other clients, Federated, as permitted by applicable law, may (but is not obligated to) aggregate the securities to be sold or purchased. In such event, Federated will allocate such securities, as well as the expenses incurred in the transaction, in a manner Federated considers to be, over time, equitable and consistent with its fiduciary obligations to the Fund and to its other clients and with Federated’s policies and procedures in effect from time to time.

Federated will maintain such books and records as are required under the 1940 Act and as are necessary for the Manager to meet its record keeping obligations and will provide the Board, the Manager and the Fund’s custodian and administrator with such periodic and special reports as may reasonably be requested by the Board or the Manager from time to time.

The Federated Agreement permits Federated to employ, delegate or associate itself with other persons to assist Federated in performing its obligations under the Federated Agreement, provided that any delegation is permitted by law, is done with prior written notice to the Manager, and does not result in any such person serving as an “investment adviser” to a Fund within the meaning of the 1940 Act. Federated remains liable to Manager for the performance of its obligations under the Federated Agreement and for any acts or omissions of such other person. The Federated Agreement allows FASC, an affiliate of Federated, to provide research, quantitative analysis, equity trading, transaction settlement and certain support services to Federated pursuant to the FASC Agreement, which was approved by the Board at an in-person meeting held on February 24, 2012. The fee for services provided by FASC is paid by Federated, and not by the Fund or the Manager.

The Federated Agreement provides that Federated is not liable for any losses, claims, damages, liabilities, or litigation (including legal and other expenses) incurred or suffered by the Fund, the Manager or any shareholder of the Fund for the services which Federated may render or fail to render under the Federated Agreement (or any other act or omission of Federated), except that Federated may be liable (i) by reason of its willful misfeasance, bad faith, or gross negligence in the performance of its duties, or by reason of its reckless disregard of its obligations and duties under the Federated Agreement, or (ii) to the extent otherwise provided in the Securities Act of 1933, the 1940 Act or the Advisers Act.

The Federated Agreement provides for an initial term of two years from the date of execution. Thereafter, the Federated Agreement may be renewed for successive periods of 12 months each with respect to the Fund, provided that such continuance is specifically approved at least annually (i) by a vote of a majority of the Board members who are not parties to this Agreement or interested persons (as defined in the 1940 Act) of any such party, and (ii) by the Board or by a vote of the holders of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund.

The Federated Agreement may be terminated with respect to the Fund at any time, without the payment of any penalty, by the Board or by vote of a majority of the outstanding voting securities (as defined in the 1940 Act) of the Fund on 60 days’ written notice to Federated. The Manager may terminate the Federated Agreement, without payment of any penalty, (i) upon 60 days' written notice to Federated; (ii) upon any uncured material breach by Federated of any representations and warranties in the Agreement; or (iii) immediately if, in the reasonable judgment of the Manager, Federated becomes unable to discharge its duties and obligations under the Agreement. Federated may terminate the Agreement at any time, without payment of any penalty, (1) upon 60 days' written notice to the Manager; or (2) upon any uncured material breach by the Manager of any representations and warranties in the Agreement. The Federated Agreement also terminates automatically in the event of its assignment (as defined in the 1940 Act) or upon the termination of the Management Agreement.

Federated’s services under the Federated Agreement are not exclusive. Federated is permitted to provide the same or similar services to other clients.

The Federated Agreement provides that for the services provided and the expenses assumed by Federated, the Manager (out of its fees received from the Fund under the Management Agreement) will pay Federated a fee based on average daily net assets of 0.55% on the first $100 million, 0.50% on the next $100 million, and 0.45% on all assets over $200 million. The Franklin Agreement provided for subadvisory fees of 0.60% on the first $200 million, 0.52% on the next $300 million, and 0.50% on all assets over $500 million.

Advisory and Subadvisory Fees

For the fiscal year ended December 31, 2011, the Manager earned $1,608,170 from the Fund under the Management Agreement. No expenses were waived under the Expense Limitation Agreement, and no prior expenses waived by the Manager under the Expense Limitation Agreement were recouped during the period.

For the fiscal year ended December 31, 2011, Franklin received $1,270,142 for subadvisory services to the Fund. If the Federated Agreement had been in effect during the same period, Federated would have received $1,111,725 for subadvisory services to the Fund. This amount would have been approximately 87.5% of the amount received by Franklin for the same period. The lower subadvisory fee rate payable under the Federated Agreement will not reduce the fees and expenses expected to be paid by the Fund’s shareholders.

Board Consideration of the Federated Agreement

At an in-person meeting held on December 7, 2011, the Board considered the Manager’s recommendation that Federated replace Franklin as the Fund’s subadviser. At the meeting, the Board reviewed materials furnished by the Manager pertaining to Federated and the Federated Agreement and unanimously approved the Federated Agreement, which became effective as to the Fund February 25, 2012.

The Manager, as investment manager of all of the outstanding series of the Trust, is charged with researching and recommending subadvisers for the Trust. The Manager has adopted policies and procedures to assist it in analyzing each subadviser with expertise in a particular asset class for purposes of making the recommendation that a specific subadviser be selected. The Board reviews and considers the information provided by the Manager in deciding which investment advisers to approve. After an investment adviser becomes a subadviser, a similarly rigorous process is instituted by the Manager to monitor and evaluate the investment performance and other responsibilities of the subadviser. As part of its ongoing obligation to monitor and evaluate the performance of the Fund’s subadviser, the Manager reviewed and evaluated Franklin’s management of the Fund, with a focus on the Fund’s investment performance in relation to its benchmark.

The Board, including a majority of the independent Trustees, with the assistance of independent counsel to the independent Trustees, considered whether to approve the Federated Agreement for the Fund in light of its experience in governing the Trust and working with the Manager and the subadvisers on matters relating to the mutual funds that are outstanding series of the Trust. The independent Trustees are those Trustees who are not “interested persons” of the Trust within the meaning of the 1940 Act, and are not employees of or affiliated with the Fund, the Manager, Franklin or Federated. At least annually, the Board receives from experienced counsel who are independent of the Manager a memorandum discussing the legal standards for the Board’s consideration of proposed investment advisory or subadvisory agreements. In its deliberations, the Board considered all factors that the Trustees believed were relevant. The Board based its decision to approve the Federated Agreement on the totality of the circumstances and relevant factors, and with a view to past and future long-term considerations. The Board approved the termination of the Franklin Agreement and determined that the Federated Agreement was reasonable and in the best interests of the Fund, and approved Federated as the Fund’s new subadviser. The Board’s decision to approve the Federated Agreement reflects the exercise of its business judgment on whether to approve new arrangements and continue existing arrangements. In reaching this decision, the Board did not assign relative weights to factors discussed herein, or deem any one or group of them to be controlling in and of themselves.

A rule adopted by the SEC under the 1940 Act requires a discussion of certain factors relating to the selection of investment managers and subadvisers and the approval of advisory and subadvisory fees. The factors enumerated by the SEC in the rule are set forth below in italics followed by the Board’s conclusions regarding each factor.

(1) The nature, extent, and quality of services provided by the Subadviser. In deciding to approve Federated, the Board considered the reputation, financial strength and resources of Federated, and the experience and reputation of its portfolio management team to be involved with the Fund. The Board also considered Federated’s investment philosophy and process, particularly in the small-cap value area. The Board determined that, based upon the Manager’s report, the proposed change to Federated as the subadviser likely would benefit the Fund and its shareholders.

In reviewing various other matters, the Board concluded that Federated was a recognized firm capable of competently managing the Fund; that the nature, extent and quality of services that Federated could provide were at a level at least equal to the services provided by Franklin; that the services contemplated by the Federated Agreement are substantially the same as those provided under the Franklin Agreement; that the Federated Agreement contains provisions generally comparable to those of other subadvisory agreements for other mutual funds; that Federated is staffed with qualified personnel and has significant research capabilities; and that the investment performance of Federated in managing a similar fund, as discussed below, is at least satisfactory.

(2) The investment performance of Federated. The Board received information about the performance of Federated in managing a small-cap value fund that is generally comparable to the Fund. The performance information, which covered the five years ending September 30, 2011, included returns, risk, tracking error, performance versus a benchmark (the Russell 2000 Value Index) and performance rankings relative to a peer group of comparable funds. The Board noted, for example, that, while past performance is not a guarantee of future results, the Federated-managed fund (which has been managed by personnel and pursuant to the process which will be used for the Fund) significantly outperformed the Fund and the benchmark over the two-, three-, four- and five-year periods ended September 30, 2011. Other information supplied indicates that over the five-year period ended September 30, 2011, the Federated-managed fund had strong risk adjusted returns.

(3) The costs of services to be provided and profits to be realized by Federated from its relationship with the Fund. The Board compared the fee schedule in the Federated Agreement to the fee schedule in the Franklin Agreement. The Board noted that the fee schedules in both agreements require that the Manager pay the subadviser an annual fee on average daily net assets, as set forth under “Information Concerning the Federated Agreement,” above. The Board noted that the fee schedule in the Federated Agreement was the result of arm’s-length negotiation between the Manager and Federated. The Manager also reported that the Fund’s total expense ratio (which includes management fees and operating expenses) was in the 38th percentile in the category of small-cap value funds. Based upon its review, the Board concluded that the fees proposed to be paid to Federated were reasonable. As of December 7, 2011, Federated had not begun to act as subadviser to the Fund, and no estimated profitability information for acting as subadviser to the Fund was received.

(4) and (5) The extent to which economies of scale would be realized as the Fund grows, and whether fee levels reflect these economies of scale. The Board noted that the fee schedule in the Federated Agreement contains breakpoints that reduce the fee rate on assets above $100 million and $200 million, as described under “Information Concerning the Federated Agreement,” above. The Board also noted that the Fund had approximately $199 million in net assets at December 31, 2011. The Board considered the possibility that Federated, or the Manager, may realize certain economies of scale as the Fund grows larger. The Board noted that in the fund industry as a whole, as well as among funds similar to the Fund, there is no uniformity or pattern in the fees and asset levels at which breakpoints, if any, apply. Depending on the age, size, and other characteristics of a particular fund and its manager’s cost structure, different conclusions can be drawn as to whether there are economies of scale to be realized at any particular level of assets, notwithstanding the intuitive conclusion that such economies exist, or will be realized at some level of total assets. Moreover, because different managers have different cost structures and models, it is difficult to draw meaningful conclusions from the breakpoints that may have been adopted by other funds. The Board also noted that the advisory agreements for many funds do not have breakpoints at all.

The Trustees noted that the Manager has agreed to “cap” the Fund’s expenses at certain levels, which could have the effect of reducing expenses as would the implementation of advisory/subadvisory fee breakpoints. The Manager has committed to continue to consider the continuation of fee “caps” and/or additional advisory/subadvisory fee breakpoints as the Fund grows larger. The Board receives quarterly reports on the level of Fund assets. The Board expects to consider whether or not to reapprove the Federated Agreement at a meeting to be held prior to December 31, 2012, and will at that time, or prior thereto, consider: (a) the extent to which economies of scale can be realized, and (b) whether the subadvisory fee schedule should be modified to reflect such economies of scale, if any.

Having taken these factors into account, the Trustees concluded that the fee schedule in the Federated Agreement was acceptable.

Brokerage Transactions

During the fiscal year ended December 31, 2011, the Fund paid aggregate brokerage fees of $52,951.

Affiliated Brokerage Commissions

During the fiscal year ended December 31, 2011, the Fund paid no commissions to any Affiliated Broker. As defined in rules under the Securities Exchange Act of 1934, an “Affiliated Broker” is a broker that is affiliated with the Fund, the Manager, or the subadviser.

RECORD OF OUTSTANDING SHARES

The number of shares of the Fund outstanding at the close of business on April 2, 2012, is listed in the table below.

The officers and trustees of the Trust cannot directly own shares of the Fund and they cannot beneficially own shares of the Fund unless they purchase Contracts issued by Allianz. At April 2, 2012, the officers and trustees of the Trust as a group beneficially owned less than one percent of the outstanding shares of the Fund.

To the best knowledge of the Fund, no person other than Allianz owned, of record or beneficially, 5% or more of the outstanding shares of the Fund at April 2, 2012. Information relating to direct ownership in the Fund by Allianz is provided below:

At April 2, 2012
Fund	Shares Outstanding	Allianz Life Insurance Company of North America (Shares / Percent of Shares Outstanding)	Allianz Life Insurance Company of New York (Shares / Percent of Shares Outstanding
AZL Federated Clover Small Value Fund
	12,394,548	11,838,009 / 95.5% 63.69%	556,583 / 4.5%
REPORTS AVAILABLE

Upon request, the Fund will furnish to Contract owners, without charge, a copy of its most recent annual report to shareholders and semi-annual report to shareholders. Such requests should be directed to Allianz VIP Trust, 3435 Stelzer Road, Columbus, Ohio 43219, if made by mail, and to 877-833-7113, if made by telephone.

To reduce expenses, only one copy of this Information Statement or the Trust’s annual report and semi-annual report, if available, may be mailed to households, even if more than one person in a household is a shareholder. To request additional copies of this information statement or the annual report or semi-annual report, or if you have received multiple copies but prefer to receive only one copy per household, please call the Trust at the above telephone number. If you do not want the mailing of these documents to be combined with those for other members of your household in the future, please contact the Trust at the above address or phone number.

SHAREHOLDER PROPOSALS

The Trust is not required to hold annual meetings of shareholders. Since the Trust does not hold regular meetings of shareholders, the anticipated date of the next meeting of shareholders cannot be provided. Any shareholder proposal that may properly be included in the proxy solicitation material for a meeting of shareholders must be received by the Trust no later than 120 days prior to the date proxy statements are mailed to shareholders.